Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

114 East 4th Avenue - Suite 800

Vancouver, BC, Canada

V5T 1G4

Item 2:	Date of Material Change

June 9, 2022

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on June 10, 2022 and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On June 10, 2022, Zymeworks announced that its board of directors (the “Board”) has adopted a limited-duration shareholder rights plan dated June 9, 2022 (the “Rights Plan”). The Board adopted the Rights Plan in response to the unsolicited, non-binding proposal by All Blue Falcons FZE (“All Blue”) to acquire Zymeworks and All Blue’s continued share accumulations.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On June 9, 2022, the Board adopted the Rights Plan in response to All Blue’s continued share accumulations and an unsolicited, non-binding proposal by All Blue to acquire the Company. The complete terms of the Rights Plan are set forth in the preferred shares rights agreement dated June 9, 2022 (the “Share Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent.

Pursuant to the Share Rights Agreement, Zymeworks shareholders of record as of the close of business on June 21, 2022 (the “Record Date”), are entitled to one right (“Right”) for each outstanding common share of the Company (“Common Share”) held. Rights will also accompany any new Common Shares that are issued after the Record Date. Such Rights have the effect of imposing a significant penalty upon any entity, person or group that acquires 10% (or 20%, in the case of certain institutional investors) or more of the Common Shares without prior approval of the Board, thereby discouraging a merger, amalgamation, arrangement, take-over bid, tender or exchange offer or other business combination involving the Company that is not approved by the Board. The Rights Plan does not, however, preclude the Board from engaging with parties or accepting proposals in respect of such business combinations.

The Rights Plan is intended to protect shareholders from coercive or otherwise unfair takeover tactics, and reduce the likelihood that any entity, person or group gains control of the Company through an open market accumulation of shareholdings without paying all Zymeworks shareholders an appropriate control premium. The Rights Plan also protects the investment of shareholders during a period of market dislocation in which the current trading value of the Common Shares does not, in the opinion of the Board, reflect the inherent value of its business or long-term prospects and commercial opportunities, and thereby enables all shareholders to realize the full value of their investment in the Company.

The Rights Plan will expire on June 8, 2023.

Further details, including the full text of the Rights Plan, are available under Zymeworks’ profile on SEDAR at www.sedar.com, or at www.sec.gov.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Operating Officer of the Company, at (604) 678-1388.

Item 9:	Date of Report

June 10, 2022